EXHIBIT 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introduction

On February 26, 2023, UpHealth Holdings, Inc., a Delaware corporation (“UpHealth Holdings”) and a wholly-owned subsidiary of UpHealth, Inc. (“UpHealth” or the “Company”), agreed to sell 100% of the outstanding capital stock of UpHealth Holdings’ wholly-owned subsidiary, Innovations Group, Inc., a Utah corporation (“IGI” and, together with each of IGI’s wholly-owned subsidiaries, the “Group Companies”), to Belmar MidCo, Inc., a Delaware corporation (“Buyer”) and a wholly-owned subsidiary of Belmar Holdings, Inc., a Delaware corporation (“Buyer Parent”), a portfolio company of Webster Capital IV, L.P., a Delaware limited partnership (“Webster Capital IV”), pursuant to a stock purchase agreement (the “Stock Purchase Agreement”), dated February 26, 2023, by and among the Company, UpHealth Holdings, IGI and Buyer (the sale of the capital stock of IGI contemplated by the Stock Purchase Agreement, the “Transaction”). The Transaction is expected to close in the second quarter of 2023 (the “Closing” and such date, the “Closing Date”)

The following unaudited pro forma condensed financial information as of and for the year ended December 31, 2022 is based on the audited historical consolidated financial statements of UpHealth as of and for the year ended December 31, 2022 and the unaudited historical financial information of IGI as of and for the year ended December 31, 2022.

The unaudited pro forma condensed statement of operations for the year ended December 31, 2022 gives effect to the Transaction as if it had occurred on January 1, 2022.

The unaudited pro forma condensed financial information does not necessarily reflect what the Company’s financial condition or results of operations would have been had the divestiture occurred on the dates indicated. It also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial condition and results of operations of the Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

AS OF DECEMBER 31, 2022

In thousands, unaudited	UpHealth, Inc.	Transaction Accounting Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$15,557	$43,577	(a),(c)	$59,134
Accounts receivable, net	21,851	—		21,851
Inventories	161	—		161
Due from related parties	14	—		14
Prepaid expenses and other current assets	2,991	—		2,991
Assets held for sale, current	2,748	(2,748)	(b)	—

Total current assets	43,322	40,829		84,151

Property, plant and equipment, net	14,069	—		14,069
Operating lease right-of-use assets	7,213	—		7,213
Intangible assets, net	31,362	—		31,362
Goodwill	159,675	—		159,675
Equity investment	21,200	—		21,200
Other assets	438	—		438
Assets held for sale, noncurrent	62,525	(62,525)	(b)	—

Total assets	$339,804	$(21,696)		$318,108

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	17,983	$—		$17,983
Accrued expenses	38,763	—		38,763
Deferred revenue	2,738	—		2,738
Due to related parties	229	—		229
Income taxes payable	388	—		388
Lease liabilities, current	5,475	—		5,475
Other liabilities, current	74	—		74
Liabilities held for sale, current	3,319	(3,319)	(b)	—

Total current liabilities	68,969	(3,319)		65,650

Related party debt, noncurrent	281	—		281
Debt, noncurrent	145,962	(10,590)	(c)	135,372
Deferred tax liabilities	1,200	—		1,200
Warrant liabilities, noncurrent	9	—		9
Derivative liabilities, noncurrent	56	—		56
Lease liabilities, noncurrent	8,741	—		8,741
Other liabilities, noncurrent	662	—		662
Liabilities held for sale, noncurrent	7,787	(7,787)	(b)	—

Total liabilities	233,667	(21,696)		211,971

Stockholders’ equity:
Common stock	2	—		2
Additional paid-in capital	688,355	—		688,355
Treasury stock, at cost	(17,000)	—		(17,000)
Accumulated deficit	(566,209)	—		(566,209)

Total UpHealth, Inc., stockholders’ equity	105,148	—		105,148
Noncontrolling interest	989	—		989

Total stockholders’ equity	106,137	—		106,137

Total liabilities and stockholders’ equity	$339,804	$(21,696)		$318,108

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

In thousands, except per share amounts, unaudited	UpHealth, Inc.	Transaction Accounting Adjustments	Notes	Pro Forma
Revenues	$158,803	$(32,308)	(d)	$126,495
Cost of revenues	88,648	(20,349)	(d)	68,299

Gross profit	70,155	(11,959)		58,196

Operating expenses:
Sales and marketing	15,951	(2,458)	(e)	13,493
Research and development	7,888	(49)	(e)	7,839
General and administrative	48,755	(4,129)	(e)	44,626
Depreciation and amortization	16,140	(202)	(e)	15,938
Stock-based compensation	6,464	(3,650)	(e)	2,814
Lease abandonment expenses	75	—	(e)	75
Goodwill and intangible asset impairment	114,061	(1,791)	(e)	112,270
Acquisition, integration, and transformation costs	22,214	(520)	(e)	21,694

Total operating expenses	231,548	(12,799)		218,749

Loss from operations	(161,393)	840		(160,553)

Other income (expense):
Interest expense	(26,500)	—		(26,500)
Loss on deconsolidation of subsidiary	(37,708)	—		(37,708)
Gain on fair value of derivative liability	7,529	—		7,529
Gain on fair value of warrant liabilities	242	—		242
Loss on extinguishment of debt	(14,610)	—		(14,610)
Other income, net, including interest income	121	36	(f)	157

Total other income (expense)	(70,926)	36		(70,890)

Net loss before income tax benefit	(232,319)	876		(231,443)
Income tax benefit	9,384	(1,100)	(g)	8,284

Net loss	(222,935)	(224)		(223,159)
Less: net loss attributable to noncontrolling interest	65	—		65

Net loss attributable to UpHealth, Inc.	$(223,000)	$(224)		$(223,224)

Loss per share attributable to UpHealth, Inc.:
Basic	$(15.17)	$(0.02)		$(15.19)
Diluted	$(15.17)	$(0.02)		$(15.19)
Weighted average shares outstanding:
Basic	14,699	14,699		14,699
Diluted	14,699	14,699		14,699

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

(In thousands, unaudited)

1. Basis of Presentation

See “Introduction” for more information regarding the basis of presentation for the unaudited pro forma condensed financial information.

2. Transaction Accounting Adjustments

The unaudited pro forma condensed financial information reflects the impact of the following pro forma transaction accounting adjustments to the:

1)	UpHealth condensed balance sheet, primarily consisting of:

a)	the receipt of cash consideration at the closing of the transaction and

b)	the elimination of assets and liabilities attributable to the IGI business.

c)

the required offering to repurchase a portion of the 2025 convertible notes with 20% of the net proceeds from the sale of the IGI business. This adjustment assumes that the 2025 convertible noteholders accept the full offer to repurchase.

2)	UpHealth condensed statement of operations, primarily consisting of:

d)	the elimination of revenues and cost of revenues of the IGI business;

e)	the elimination of operating expenses at the IGI business;

f)	the elimination of other expenses at the IGI business; and

g)	the elimination of income tax benefit at the IGI business.